EXHIBIT 10.1

May 6, 2011

Mr. Carl A. Colletti

Dear Carl,

On behalf of CIFC Deerfield Corp. (“CIFC Deerfield” or the “Company”), I am delighted to extend you an offer of employment as Chief Financial Officer of CIFC Deerfield. We have very high aspirations for the Company, and believe that you will be an excellent addition to our team.

You will be employed by CIFC Investment Management LLC (the “Manager”), a wholly-owned subsidiary of CIFC Deerfield. Your annual base salary will be $325,000 paid semi-monthly at a rate of $13,541.67 and you will receive a guaranteed bonus for performance year 2011 of $325,000, a to-be-determined portion of which may be paid in equity of the Company (in a manner consistent with the treatment of other similar bonuses paid to senior management of the company), and, in each case, less applicable taxes, withholdings and authorized deductions. You will be paid the pro rata equivalent of the above-outlined base salary for the portion of the year you are employed by the Manager.

The Manager’s regular pay days are on the 15th of every month and on the last day of every month. You are an exempt employee under the administrative and highly compensated exemptions, which means that you are not eligible for overtime pay, regardless of the number of hours worked in a given week.

In addition, promptly following the satisfaction of the employment conditions set forth below and your commencement of work with us, you shall be entitled to a one-time cash payment of up to $45,000 to be paid solely to the extent you have forfeited (with your current employer) deferred compensation, co-investment or other similar consideration in connection with the acceptance of our offer.

In addition to the guaranteed bonus for 2011 and the other amounts above, in the coming years, you will be eligible (1) for a discretionary performance based bonus subject to your individual accomplishments and the financial performance of the Company and (2) to participate in any Company equity incentive or compensation program, in each case as determined by our Board of Directors in its sole discretion. In no event, however, will you be eligible for consideration to receive any such amounts (or any portion thereof), or the guaranteed 2011 bonus or equity compensation set forth in paragraph 2 above, for any year if you are not actively employed on, or if you have received or given notice of termination or resignation prior to, the date on which bonuses for the applicable year are paid to employees generally.

All payments to be made to you or on your behalf will be subject to required withholding of federal, state and local income and employment taxes and deductions. The parties intend that this offer letter and all payments and benefits referred to herein be exempt from, or if not so exempt, comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this offer letter will be interpreted accordingly. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payment or benefits provided under this offer letter or any other programs, plans or agreements, whether pursuant to the Code, federal, state, local or foreign tax laws and regulations.

Your official start date with the Company will be July 11, 2011.

Available benefits will include health, dental and vision coverage as well as a 401(k) plan (without Company matching). If you select health, dental or vision coverage, there will be a contribution on your part. Appropriate business-related expenses will be reimbursed on a monthly basis. You will also receive four (4) weeks of paid vacation time per year, and time off for Company approved holidays. You will also be entitled to take up to three (3) personal days per year. All vacation time and personal days will be pro rated for the portion of the year that you are employed by CIFC.

The terms of this offer letter are conditioned on your agreement to the terms of Annex A: Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property, which is attached hereto. Please sign the attachment to expressly accept and agree to Annex A.

Since this offer is contingent upon your ability to work in the United States, we ask that you be prepared to provide requisite identity and authorization document(s) within the first three days of your employment.

Your employment will be conditioned on the successful completion of a background check which may include fingerprinting and reference checks. It is also contingent upon you not being subject to any limitation, obligation or agreement, whether imposed by contract, statute or otherwise, that would preclude your employment by the Company or the Manager or in any way restrict your ability to perform your duties as an employee. During the period of your employment you shall devote your entire working time for or at the direction of the Company or its affiliates and use your best efforts to complete all assignments.

Employment at the Company is at-will, meaning that either the employee or the Company is free to terminate employment at any time, with or without cause, and that nothing in this letter should be construed as creating a contract of employment. Should you as employee choose to terminate employment, two weeks notice should be given to the Company. We reserve the right to assign you to work for other subsidiaries and affiliates of the Company at any time.

We are delighted that you are joining as a member of our team. We believe this represents a compelling package and opportunity. Congratulations and welcome aboard!

Sincerely,

/s/ Peter Gleysteen

Peter Gleysteen

Please indicate your acceptance of the terms of this offer letter by signing below and returning this offer letter to Peter Gleysteen no later than 5:00pm on May 13, 2011, at which time this offer shall expire if not accepted.

/s/ Carl A. Colletti

Name: Carl A. Colletti
Date: 5/11/11

Annex A

CIFC
Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property

You acknowledge that during your employment with CIFC Deerfield Corp. (“CIFC” or the “Company”) or its affiliates you may have access to confidential, proprietary and trade secret information of the Company and/or any of its affiliates, and its and their customers and clients. Such information includes but is not limited to the Company’s operations techniques, forms, documents, computer printouts, invoices, methods of doing business, clients and customer lists. You agree to refrain from disclosing or using such confidential, proprietary and trade secret information, specifically including (without limitation) non-public information about transactions and proposed or contemplated transactions for Company customers and clients to which you will necessarily have access because of the nature of your employment with the Company. You specifically recognize that disclosure of information in violation of this paragraph could cause material and irreparable harm to the Company and that violation of this commitment could result in a termination of your employment.

You shall, upon completion of the tasks assigned to you, upon termination of your employment, or upon demand, whichever is earliest, return any and all proprietary information (including copies or reproductions thereof in your possession or control).

You agree that during your employment with the Company and for twelve (12) months after the termination of your employment with the Company (for any reason), you shall not:

a.	directly or indirectly solicit, induce or participate in the encouragement of any employee of the Company or any of its affiliates, or any consultant or independent contractor providing services to the Company or any of its affiliates, to leave the Company or any of its affiliates or to join or perform services for any other company;

b.	interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Company and/or its affiliates and any of their respective officers, directors, shareholders, customers, clients, counterparties, executives, employees or other persons or entities with whom they deal;

c.	provide any service related in any way to the services you provided for the Company to any person, company, firm, corporation, or other entity which engages in activity related to the business in which the Company and/or its affiliates are now involved during your employment. This includes, but is not limited to, providing services as an employee, advisor, contractor, consultant, or any other capacity; or

d.	own, manage, operate, control, participate in the ownership, management operation or control of, render consulting or advisory services to, or be an officer, director, shareholder, partner, proprietor, member or stockholder of (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided you at no time own, directly or indirectly, in excess of 1% of the outstanding stock of any class of any such corporation) any person, company, firm, corporation or other entity which engages in activity related to the business in which the Company and/or its affiliates are now involved or become involved during your employment.

You agree that all creative work product, including, but not limited to, any advertisements, images, slogans, logos, designs, design development, sketches, mock-ups, samples, concepts, ideas, inventions, drawings, original works of authorship, computer software programming of any nature, discoveries, techniques, copyrights, patents, trademarks or the like (collectively “Intellectual Property”) whether or not patentable, copyrightable or subject to other forms of protection, made, created, designed, developed, written or conceived by you, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part, either (i) in the course of such employment, or (ii) relating to the actual or anticipated business or research or development of the Company, or (iii) with the use of the Company’s time, material, private or proprietary information, or facilities, is work made for hire and is owned exclusively by the Company. In addition, you agree that the Company shall be deemed the author or creator of any such Intellectual Property under the U.S. Copyright Act (Title 17 of the U.S. Code). Furthermore, you agree that any such Intellectual Property is part of the Company’s confidential information and is subject to the covenants and representations made in the confidentiality paragraph set forth above. In the event and to the extent that any of the Intellectual Property is determined not to constitute “work for hire”, as a matter of law, you hereby irrevocably assign and transfer to the Company, without any separate or additional remuneration or compensation outside of that being paid by the Company to you under the March 25, 2011 offer letter, all rights, title and interest in and to any such Intellectual Property, including, but not limited to copyrights, patents and trademarks.

/s/ Carl Colletti

Name: Carl Colletti
Date: 5/11/11